UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2016

EPIRUS BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51171	04-3514457
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

699 Boylston Street

Eighth Floor

Boston, MA 02116

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (617) 600-3497

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement and Item 2.01 - Completion of Acquisition or Disposition of Assets.

On June 30, 2016, EPIRUS Biopharmaceuticals, Inc. (“EPIRUS” or the “Company”) closed the previously disclosed sale of all of the outstanding shares of its wholly owned subsidiary, EPIRUS Biopharmaceuticals (Netherlands) B.V. (“EPIRUS Netherlands”, formerly known as Bioceros Holdings, N.V. (“Bioceros”)), to Genefar B.V. (“Genefar”), an affiliate of Zakłady Farmaceutyczne “Polpharma” S.A., for approximately $3.7 million in cash pursuant to the terms of a Stock Purchase Agreement. EPIRUS and Genefar have also entered into an Excluded Assets License Agreement (the “License Agreement”).  In connection with the closing of the EPIRUS Netherlands sale, EPIRUS made a payment of approximately $2 million in cash to the former shareholders of Bioceros pursuant to that certain Stock Purchase Agreement dated as of September 9, 2015, among EPIRUS, Bioceros, the sellers identified therein, and Oscar Schoots and Carine van den Brink as the representatives of the sellers, which final payment was to have been made on September 9, 2016. The remaining net proceeds of the sale of EPIRUS Netherlands will be paid to Hercules Capital, Inc. (“Hercules”) in partial satisfaction of the remaining amounts owed pursuant to the Loan and Security Agreement dated as of September 30, 2014 between the Company and Hercules.

Pursuant to the terms of the License Agreement, Genefar granted to the Company an exclusive, worldwide, irrevocable and fully transferable license to certain proprietary and/or in-licensed rights held by EPIRUS Netherlands to develop BOW080 (eculizumab; reference biologic Soliris®) for the potential treatment of ultra-rare blood disorders and BOW070 (tocilizumab; reference biologic Actemra®) for the potential treatment of an uncommon lymphoproliferative disorder known as Castleman’s disease.

Item 1.02. Termination of a Material Definitive Agreement.

On June 30, 2016, the Company received notice of termination of the Collaboration Agreement between Swiss Pharma International AG, an affiliate of Pharmaceutical Works Polpharma S.A., and the Company dated as of July 13, 2015 (the “Polpharma Collaboration Agreement”), on the grounds that the termination by the Company of development of its product candidates BOW015 and BOW050 constituted a breach of the Polpharma Collaboration Agreement. The Company disputes that grounds for termination of the Polpharma Collaboration Agreement exist and has rejected the notice of termination.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 27, 2016, EPIRUS received a deficiency letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that, based on the Company’s closing bid price for the 30 consecutive business days ended June 24, 2016, the Company does not comply with the minimum bid price requirement of $1.00 per share, as set forth in NASDAQ Listing Rule 5550(a)(2). The notification has no immediate effect on the listing of the Company’s common stock on The NASDAQ Capital Market.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company was provided a grace period of 180 calendar days, or until December 27, 2016, to regain compliance with the minimum closing bid price requirement for continued listing. In order to regain compliance, the closing bid price of the Company’s common stock would need to be at least $1.00 per share for a minimum of ten consecutive business days prior to December 27, 2016 or the Company’s common stock would be subject to delisting, absent NASDAQ granting an additional compliance grace period of 180 days subsequent to December 27, 2016.

However, as further detailed in this Current Report on Form 8-K, the Company has initiated an orderly wind-down of its operations which is expected to be completed in the third quarter of 2016. As such, it does not expect to take any steps to remedy this deficiency notice.

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2016, each of Michael Wyand, the Company’s President and Chief Operating Officer, and Thomas Shea the Company’s Senior Vice President, Chief Financial Officer and Treasurer, were terminated from their respective positions with the Company in connection with the wind-down of the Company’s Operations.

Item 8.01. Other Events.

Despite concerted efforts, EPIRUS has been unable to secure any buyers for its suspended programs (BOW015 (infliximab, reference biologic Remicade®), BOW050 (adalimumab, reference biologic Humira®) and BOW070 (tocilizumab, reference biologic Actemra®)), and has been unable to secure any strategic partners for its rare disease programs. Consequently, given the Company’s current financial position and the lack of resources to continue the Company’s operations in a sustainable manner,the

Board of Directors of the Company has approved an orderly wind-down of the Company’s operations, which the Company plans to complete during the third quarter of 2016. As a part of this wind-down, it is probable that the Company will file a petition for liquidation pursuant to Chapter 7 of the United States Bankruptcy Code (the “Code”). Upon such filing, a Chapter 7 trustee would assume control of the Company and the assets of the Company will be liquidated in accordance with Chapter 7 of the Code.

As previously announced, the Company has substantially reduced its workforce and will have a limited number of remaining employees who will oversee any necessary activities related to the Company’s wind-down of operations and Chapter 7 filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2016	EPIRUS BIOPHARMACEUTICALS, INC.

	By:	/s/ Scott Rocklage
	Name:	Scott Rocklage
	Title:	Chief Executive Officer